Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 N. Community House Rd, Suite 350 Charlotte, N.C. 28277 Tel: (704) 587-8886 investorrelations@polypore.net www.polypore.net

PRESS RELEASE

Polypore Reports Third Quarter 2014 Results

•                  Reports year-over-year growth in all segments and Adjusted EPS of $0.33

•                  Signs Letter of Intent (LOI) with Panasonic Corporation (“Panasonic”) to develop coated and uncoated separators for next generation cylindrical battery cells

•                  Announces investment in ceramic coating capacity for lithium battery separators in Company’s Concord, North Carolina facility

CHARLOTTE, N.C. — November 5, 2014 — Polypore International, Inc. (NYSE: PPO), a global high technology filtration company specializing in microporous membranes, today reported its financial results for the third quarter ended September 27, 2014.

For the third quarter:

•                  Sales were $165.5 million, compared with $152.0 million in the prior-year period, up 9%. Foreign currency translation had a minimal impact on results.

•                  Segment Operating Income was $25.8 million compared with $20.2 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $14.8 million and $0.33 per diluted share, respectively, compared with $8.3 million and $0.18 per diluted share in the prior-year period. Income from Continuing Operations was $13.0 million, or $0.29 per diluted share, compared with $4.5 million, or $0.10 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

“Polypore delivered solid performance in the third quarter, with each segment reporting growth.  We continue to generate substantial cash from operations, our balance sheet and liquidity remain strong, and we have a solid foundation for growth across all of our businesses,” said Robert B. Toth, President and Chief Executive Officer.  “We are also pleased to announce a signed letter of intent with Panasonic, a leading battery producer, for the development of next generation cylindrical cells. Additionally, we are making an investment in ceramic coating capacity where we have a strong intellectual property position. Combining that with our core membrane technology further positions Polypore to meet increasing demand for ceramic coated lithium separators.”

For the nine months ended September 27, 2014:

•                  Sales were $493.2 million compared with $466.9 million. Excluding the effect of foreign currency translation, sales increased $23.3 million, or 5%.

•                  Segment Operating Income was $84.3 million compared with $78.2 million in the prior-year period.

•                  Adjusted Net Income was $44.4 million, or $0.98 per diluted share, compared with $34.2 million, or $0.74 per diluted share, in the prior-year period. Income from Continuing Operations was $16.9 million, or $0.37 per diluted share, compared with $22.7 million, or $0.49 per diluted share, in the prior-year period.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $38.8 million in the third quarter of 2014 and $171.6 million for the 12 months ended September 27, 2014.  Adjusted EBITDA, as defined in Polypore’s senior secured credit agreement, is reconciled to Income from Continuing Operations in the attached table.

Energy Storage Business

For the third quarter:

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $81.2 million, up 6% compared with $76.4 million in the prior-year period, as higher sales in Asia were partially offset by lower sales in the Americas.

•                  Segment Operating Income was $18.2 million, compared with $16.2 million in the prior-year period, and 22% of sales compared with 21% in the prior-year period.  The increase in operating income was due to higher sales and improved manufacturing performance.

Electronics and EDVs Segment

•                  Sales of lithium battery separators were $32.9 million, up 18% compared with $27.8 million in the prior-year period. The increase was primarily associated with higher sales for EDV applications, partially offset by a year-on-year decline in consumer electronics.

•                  Segment Operating Income was $4.6 million, compared with $2.8 million in the prior-year period, and 14% of sales compared with 10% in the prior-year period. The increase was driven by higher sales.

•                  Polypore’s Celgard, LLC subsidiary and Panasonic today announced a signed letter of intent to work together in the development of coated and uncoated Celgard® brand separators to meet Panasonic’s requirements for their next generation cylindrical battery cell production for various applications globally. Upon successful completion of this development effort, it is expected that the parties will enter into a long-term supply agreement.

Separations Media Segment

For the third quarter:

Sales were $51.4 million compared with $47.8 million in the prior-year period.

•                  Sales of healthcare products were $32.5 million, up 12% compared with $29.1 million in the prior-year period. The increase was associated with higher sales in hemodialysis.

•                  Sales of filtration and specialty products were $18.9 million, similar to the strong prior-year period.

•                  Segment Operating Income was $10.5 million, compared with $9.6 million in the prior- year period, and 20% of sales, similar to the prior-year period and reflecting seasonal planned preventative maintenance shutdowns.

Share Repurchase Update

As of September 27, 2014, the Company repurchased 450,000 shares of common stock at an average share price of $44.45 for a total cost of approximately $20.0 million year-to-date, with 4.05 million shares remaining under the Company’s current repurchase authorization of 4.5 million shares.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter 2014 financial results and business outlook today, Wednesday, November 5, 2014, at 4:45 p.m. Eastern time. The dial-in number for the conference call is (631) 291-4526.  Enter code 11163429.  A replay of the conference call will be available through Wednesday, November 12, 2014 via telephone at (404) 537-3406.  Enter code 11163429. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, N.C., Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS (earnings per share) and Segment Operating Income are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our senior secured credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. We define Segment Operating Income as operating income before stock-based compensation and certain non-recurring and other costs. The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Segment Operating Income, the reconciliation of Adjusted EBITDA to income from continuing operations, the reconciliation of Adjusted Net Income to income from continuing operations, the reconciliation of Adjusted EPS to earnings per share from continuing operations and the reconciliation of Segment Operating Income to income from continuing operations before income taxes, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. We use Segment Operating Income to evaluate business segment performance and allocate resources. Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA, as defined in our credit agreement.

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Segment Operating Income are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, income from continuing operations, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release includes “forward-looking statements.” All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, the statements about Polypore International’s plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of Polypore International.  We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,”

“predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this release, including the risks outlined under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and subsequent reports filed with the Securities and Exchange Commission, will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to Polypore International, the following, among other things: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing processes; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions contained in our senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of operations

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net sales	$165.5	$152.0	$493.2	$466.9
Cost of goods sold	112.0	104.4	322.5	309.6
Gross profit	53.5	47.6	170.7	157.3
Selling, general and administrative expenses	35.0	33.2	109.4	96.4
Operating income	18.5	14.4	61.3	60.9
Other (income) expense:
Interest expense, net	3.3	9.9	18.6	29.6
Foreign currency and other	(4.4)	0.6	(5.6)	1.0
Costs related to purchase of 7.5% senior notes	—	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	—	—	1.1	—
	(1.1)	10.5	39.0	30.6
Income from continuing operations before income taxes	19.6	3.9	22.3	30.3
Income taxes	6.2	(0.9)	4.4	7.0
Income from continuing operations	13.4	4.8	17.9	23.3
Income (loss) from discontinued operations, net of income taxes	(0.3)	2.5	(0.7)	8.8
Net income	13.1	7.3	17.2	32.1
Less: Net income attributable to noncontrolling interest	0.4	0.3	1.0	0.6
Net income attributable to Polypore International, Inc.	$12.7	$7.0	$16.2	$31.5

Net income attributable to Polypore International, Inc.:
Income from continuing operations	$13.0	$4.5	$16.9	$22.7
Income (loss) from discontinued operations	(0.3)	2.5	(0.7)	8.8
Net income attributable to Polypore International, Inc.	$12.7	$7.0	$16.2	$31.5

Net income attributable to Polypore International, Inc. per share - basic:
Continuing operations	$0.29	$0.10	$0.38	$0.50
Discontinued operations	(0.01)	0.06	(0.02)	0.19
Net income attributable to Polypore International, Inc. per share	$0.28	$0.16	$0.36	$0.69

Net income attributable to Polypore International, Inc. per share - diluted:
Continuing operations	$0.29	$0.10	$0.37	$0.49
Discontinued operations	(0.01)	0.05	(0.01)	0.19
Net income attributable to Polypore International, Inc. per share	$0.28	$0.15	$0.36	$0.68

Weighted average shares outstanding - basic	44,688,921	44,748,071	44,819,952	45,877,092
Weighted average shares outstanding - diluted	45,337,707	45,386,263	45,420,185	46,526,755

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	September 27, 2014	December 28, 2013 (a)
Assets:
Cash and cash equivalents	$35.1	$163.4
Accounts receivable, net	118.3	113.5
Inventories	105.3	113.9
Other	22.4	18.1
Current assets	281.1	408.9

Property, plant and equipment, net	567.7	595.4
Goodwill	444.5	444.5
Intangibles and loan acquisition costs, net	81.9	93.8
Other	7.9	7.6
Total assets	$1,383.1	$1,550.2

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$67.2	$81.0
Income taxes payable	3.9	4.1
Current portion of debt	31.0	16.9
Current liabilities	102.1	102.0

Debt, less current portion	468.8	629.4
Other	191.7	199.2
Shareholders’ equity	620.5	619.6
Total liabilities and shareholders’ equity	$1,383.1	$1,550.2

(a)         Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Nine Months Ended
	September 27, 2014	September 28, 2013
Operating activities:
Net income	$17.2	$32.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	41.5	43.2
Stock-based compensation	17.4	14.2
Deferred income taxes	(9.8)	(3.2)
Costs related to purchase of 7.5% senior notes	24.9	—
Changes in operating assets and liabilities	(7.8)	37.4
Other	(0.4)	3.9
Net cash provided by operating activities	83.0	127.6
Investing activities:
Purchases of property, plant and equipment, net	(17.5)	(19.8)
Net cash used in investing activities	(17.5)	(19.8)
Financing activities:
Proceeds from new senior credit agreement	500.0	—
Principal payments in connection with refinancing of senior credit agreement	(273.8)	—
Purchase of 7.5% senior notes	(385.5)	—
Loan acquisition costs	(4.1)	—
Principal payments on debt	(13.8)	(15.0)
Net proceeds from revolving credit facility	6.0	(35.0)
Repurchases of common stock	(20.3)	(80.7)
Other	1.1	3.4
Net cash used in financing activities	(190.4)	(127.3)
Effect of exchange rate changes on cash and cash equivalents	(3.4)	1.5
Net decrease in cash and cash equivalents	(128.3)	(18.0)
Cash and cash equivalents at beginning of period	163.4	44.9
Cash and cash equivalents at end of period	$35.1	$26.9

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA (1)

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Income from continuing operations attributable to Polypore International, Inc.	$13.0	$4.5	$27.6	$36.8
Add:
Depreciation and amortization expense	13.8	13.6	55.4	54.1
Interest expense, net	3.3	9.9	28.4	39.2
Income taxes	6.2	(0.9)	11.8	12.6
EBITDA	36.3	27.1	123.2	142.7
Adjustments:
Stock-based compensation	5.9	4.9	23.9	18.1
Costs related to purchase of 7.5% senior notes	—	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	—	—	1.1	—
Foreign currency (gain) loss	(4.4)	0.6	(6.0)	1.7
Litigation costs associated with patent enforcement	1.3	0.5	6.3	1.5
Loss on disposal of property, plant and equipment	0.1	0.1	0.3	1.0
Other non-cash or non-recurring items	(0.4)	—	(2.1)	0.5
Adjusted EBITDA	$38.8	$33.2	$171.6	$165.5

(1)             The Company entered into a new senior secured credit agreement on April 8, 2014.  Adjusted EBITDA for all periods presented is calculated in accordance with the definition of Adjusted EBITDA per the Company’s new credit agreement, which includes an adjustment for litigation costs associated with patent enforcement. Amounts previously reported for the three and twelve months ended September 28, 2013 have been conformed to the current year presentation and the impact on the prior periods is not significant.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS (1)

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Income from continuing operations attributable to Polypore International, Inc.	$13.0	$4.5	$16.9	$22.7
Adjustments:
Stock-based compensation	5.9	4.9	17.4	14.2
Costs related to purchase of 7.5% senior notes	—	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	—	—	1.1	—
Foreign currency (gain) loss	(4.4)	0.6	(5.4)	1.1
Litigation costs associated with patent enforcement	1.3	0.5	5.3	1.3
Loss on disposal of property, plant and equipment	0.1	0.1	0.2	0.9
Other non-cash or non-recurring items	—	0.3	0.1	0.9
Impact of adjustments on income taxes	(1.1)	(2.6)	(16.1)	(6.9)
Adjusted net income	$14.8	$8.3	$44.4	$34.2

Net income per share - diluted:
Income from continuing operations	$0.29	$0.10	$0.37	$0.49
Impact of adjustments on income from continuing operations	0.04	0.08	0.61	0.25
Adjusted earnings per share from continuing operations	$0.33	$0.18	$0.98	$0.74

Weighted average shares outstanding - diluted	45,337,707	45,386,263	45,420,185	46,526,755

(1)             The Company entered into a new senior secured credit agreement on April 8, 2014.  The adjustments used in calculating Adjusted Net Income and Adjusted EPS were modified to be consistent with the adjustments used in calculating Adjusted EBITDA, as defined in the Company’s new credit agreement, which includes an adjustment for litigation costs associated with patent enforcement.  Amounts previously reported for the three and nine months ended September 28, 2013 have been conformed to the current year presentation and the impact on the prior periods is not significant.

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Operating income:
Electronics and EDVs	$4.6	$2.8	$11.5	$11.9
Transportation and industrial	18.2	16.2	52.5	49.3
Energy storage	22.8	19.0	64.0	61.2
Separations media	10.5	9.6	44.7	38.9
Corporate and other	(7.5)	(8.4)	(24.4)	(21.9)
Segment operating income	25.8	20.2	84.3	78.2
Stock-based compensation	5.9	4.9	17.4	14.2
Non-recurring and other costs	1.4	0.9	5.6	3.1
Total operating income	18.5	14.4	61.3	60.9
Reconciling items:
Interest expense, net	3.3	9.9	18.6	29.6
Foreign currency and other	(4.4)	0.6	(5.6)	1.0
Costs related to purchase of 7.5% senior notes	—	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	—	—	1.1	—
Income from continuing operations before income taxes	$19.6	$3.9	$22.3	$30.3